EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year End 2009 Results

  Company remains profitable in a challenging year
  Balance sheet remains strong
  Annual absorption rate of 95.7%
  SG&A expenses down 16% from fourth quarter 2008 and down 12.5% annually
  Commercial vehicle market expected to remain weak throughout 2010

SAN ANTONIO, Feb. 9, 2010 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America and two John Deere construction equipment dealerships in Southeast Texas, today announced results for the fourth quarter and year ended December 31, 2009.

For the year ended December 31, 2009, the Company's gross revenues totaled $1.2 billion, a 25.1% decrease, compared to gross revenues of $1.7 billion reported in 2008. Net income was $5.9 million, or $0.16 per diluted share, a 79.6% decrease versus net income of $28.9 million, or $0.75 per diluted share, in 2008. These results include a $3.0 million pre-tax impairment charge, which equates to a net loss of ($0.05) per diluted share, related to the General Motors Corporation's decision to stop manufacturing medium-duty trucks and wind-down the Company's GMC Medium-Duty Dealership Agreements.

In the fourth quarter, the Company's gross revenues totaled $295.6 million, a 22.7% decrease from gross revenues of $382.7 million reported for the quarter ended December 31, 2008. Net income was $1.5 million, or $0.04 per diluted share, during the fourth quarter of 2009, compared to $5.1 million, or $0.14 per diluted share, in the fourth quarter of 2008.

The Company's truck segment recorded revenues of $1.2 billion in 2009, compared to $1.6 billion in 2008. Overall, the Company sold 9,490 new and used trucks in 2009, a 24.2% decrease compared to 12,523 new and used trucks in 2008. The Company delivered 3,972 new heavy-duty trucks, 2,643 new medium-duty trucks and 2,875 used trucks during 2009, compared to 5,516 new heavy-duty trucks, 3,773 new medium-duty trucks and 3,234 used trucks during 2008. Parts, service and body shop sales decreased to $384.0 million in 2009 from $445.8 million in 2008.

The Company's truck segment recorded revenues of $281.7 million in the fourth quarter of 2009, compared to $356.5 million in the fourth quarter of 2008. The Company delivered 956 new heavy-duty trucks, 614 new medium-duty trucks and 762 used trucks during the fourth quarter of 2009, compared to 1,235 new heavy-duty trucks, 903 new medium-duty trucks and 603 used trucks during the fourth quarter of 2008. Parts, service and body shop sales decreased to $90.5 million in the fourth quarter of 2009 from $108.1 million in the fourth quarter of 2008.

The Company's construction equipment segment recorded revenues of $38.8 million in 2009, compared to $83.8 million in 2008. The construction equipment segment recorded revenues of $9.2 million in the fourth quarter of 2009, a 53.5% decrease compared to $19.8 million in the fourth quarter of 2008.

"While 2009 was one of the most difficult operating environments since the 1980s, and even worse than originally anticipated, Rush Enterprises was able to remain profitable. Our experienced management team, dedicated workforce, strong corporate culture and proven business model made this possible. I am grateful to our employees for their perseverance and hard work during yet another extremely challenging year," said W. Marvin Rush, Chairman of Rush Enterprises, Inc.

Rusty Rush, President and Chief Executive Officer of Rush Enterprises, Inc, said: "We ended 2009 with a strong balance sheet. The Company currently has $149 million in cash and was able to generate positive cash flow despite the worst market conditions in over 25 years, while making significant investments in technology and facilities."

"We opened new facilities and expanded existing facilities in 2009, and we are on schedule to open our new Rush Truck Center facility in Oklahoma City in 2010. The Company also added Hino and Isuzu franchises to some of its truck centers to help make up for GMC's departure from the truck market and our loss of GMC franchises. We led the commercial vehicle market as a provider of alternative fuel trucks, buses and aftermarket services, and rebated several million dollars to municipalities and fleets who have been early adopters of these technologies. We continued to expand our breadth of product across vocational markets with the launch of Rush Towing Systems, which represents Jerr-Dan carriers and wreckers at locations in Texas, Oklahoma and New Mexico," said Rusty Rush.

"We maintained a 95.7% absorption ratio throughout the year, down only 10% from 2008, despite a $34.9 million, or 20%, decline in parts and service gross profit. This was accomplished through diligent cost management efforts across the company," Rusty Rush continued.

"We believe 2010 will be a difficult year. Industry experts currently estimate U.S. Class 8 retail sales for 2010 to be 114,000 units, up from 97,000 units in 2009. However, we believe U.S. Class 8 retail sales will only increase slightly over 2009 to about 105,000 units. Current industry projections are for U.S. Class 4-7 retail sales in 2010 to be 123,500 units, up from 111,415 units in 2009," explained Rusty Rush.

"We expect to see a slight increase in sales during the first quarter of this year, as compared to the fourth quarter of 2009, as trucks with engines manufactured before new emissions regulations took effect on January 1, 2010 are delivered from our inventory. However, continued uncertainty about the economy caused us to be more conservative with inventory purchases than we were in the previous emissions-driven cycle in early 2007. We expect truck sales to be extremely sluggish in the second and third quarters as new technology begins to gradually gain acceptance in the marketplace. We do not believe any sustainable increase in retail sales will occur until late in 2010. However, fleet age is the oldest on record and I believe excess freight capacity will continue to dissipate throughout 2010. As a result, I expect a strong recovery in retail sales in 2011 and 2012," Rusty Rush continued.

During the second quarter of 2009, the Company recorded a $4.9 million pre-tax impairment charge related to General Motors Corporation's decision to stop manufacturing medium-duty trucks and to wind-down the Company's GMC Medium-Duty Truck Dealership Agreements, which reduced earnings per diluted share by $0.08 in the second quarter. A significant portion of the impairment charge was an estimate of the inventory valuation allowance associated with the disposal of the Company's remaining GMC truck and parts inventories. During the third and fourth quarter of 2009, the Company revised the valuation allowance related to its GMC inventory because it was able to dispose of some of the GMC inventory at higher prices than originally estimated. This adjustment resulted in a $0.01 increase to our fourth quarter earnings per diluted share.

As previously disclosed, the Company earns federal income tax credits on the sale of alternative fuel vehicles to tax-exempt entities. These tax credits are reflected as tax benefits in the Company's Consolidated Statements of Operations. A portion of these tax credits are passed back to the tax-exempt customer and are reflected as selling expense to the Company in the quarter in which the trucks are sold. The net effect of the federal tax credits and the pass through payments to tax-exempt customers was $2.9 million, or $0.08, per diluted share for the year ended December 31, 2009.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year ended December 31, 2009, on Wednesday, February 10, 2010, at 11:00 a.m. Eastern Time/ 10:00 a.m. Central Time.  Earnings will be reported on Tuesday, February 9, 2010 after the close of market. The call can be heard live by dialing 888-690-2876 (U.S.) or 913-312-1473 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available until April 10, 2010, at the above link and the audio replay will be available until February 17, 2010, by dialing 888-203-1112 (U.S.) or 719-457-0820 (International) and entering the replay pass code 4858325.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, International, Hino, Isuzu, Ford, UD, GMC, Blue Bird, Diamond and Elkhart and two construction equipment dealerships in Texas representing John Deere construction equipment.  The Company's vehicle and equipment centers are strategically located in high traffic areas on or near major highways in 11 states throughout the southern United States.  These one-stop centers offer an integrated approach to meeting customer needs – from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental.  Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires.  For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects, anticipated results for 2010, the impact of diesel emissions regulations, and the impact of general economic conditions, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$149,095	$146,411
Investments	–	7,575
Accounts receivable, net	38,869	55,274
Inventories	269,955	362,234
Prepaid expenses and other	3,650	3,369
Deferred income taxes, net	11,414	6,730
Total current assets	472,983	581,593

Investments	7,575	–

Property and equipment, net	354,749	332,147

Goodwill, net	140,836	141,904

Other assets, net	1,154	1,146

Total assets	$977,297	$1,056,790

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$189,256	$282,702
Current maturities of long-term debt	55,545	37,665
Current maturities of capital lease obligations	5,730	3,454
Trade accounts payable	22,427	31,530
Accrued expenses	40,843	49,125
Total current liabilities	313,801	404,476

Long-term debt, net of current maturities	153,957	172,011
Capital lease obligations, net of current maturities	28,714	11,366
Deferred income taxes, net	54,600	52,896

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2009 and 2008	--	--
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 26,437,848 class A shares and 10,689,375 class B shares outstanding in 2009; and 26,255,974 class A shares and 10,685,144 class B shares outstanding in 2008	388	386
Additional paid-in capital	188,116	183,818
Treasury stock, at cost: 1,639,843 shares	(17,948)	(17,948)
Retained earnings	255,669	249,785
Total shareholders' equity	426,225	416,041

Total liabilities and shareholders' equity	$977,297	$1,056,790

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Revenues:
New and used truck sales	$176,442	$233,008	$738,705	$1,041,189
Parts and service	96,079	116,265	410,839	478,439
Construction equipment sales	5,891	14,597	22,799	62,168
Lease and rental	13,698	14,208	53,710	54,813
Finance and insurance	1,899	2,771	7,630	12,291
Other	1,628	1,835	5,606	6,056

Total revenue	295,637	382,684	1,239,289	1,654,956

Cost of products sold:
New and used truck sales	165,265	219,139	695,334	973,404
Parts and service	59,419	70,489	250,592	281,902
Construction equipment sales	5,012	13,089	20,727	56,095
Lease and rental	12,272	12,232	47,545	46,843

Total cost of products sold	241,968	314,949	1,014,198	1,358,244

Gross profit	53,669	67,735	225,091	296,712

Selling, general and administrative	45,133	53,729	199,496	228,057

Depreciation and amortization	3,783	4,037	16,440	15,878

Gain (loss) on sale of assets	(5)	61	160	140

Operating income	4,748	10,030	9,315	52,917

Interest expense, net	1,426	2,297	6,099	7,830

Income before taxes	3,322	7,733	3,216	45,087

Provision (benefit) for income taxes	1,788	2,610	(2,668)	16,222

Net income	$1,534	$5,123	$5,884	$28,865

Earnings per share:
Earnings per common share – Basic	$0.04	$0.14	$0.16	$0.76
Earnings per common share – Diluted	$0.04	$0.14	$0.16	$0.75

Weighted average shares outstanding:
Basic	37,121	37,114	37,066	38,089
Diluted	37,668	37,399	37,597	38,587
CONTACT:  Rush Enterprises Inc., New Braunfels, Texas
          Steven L. Keller
          (830) 626-5226